Exhibit 10.8

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of April 13, 2007 by and among Xinyuan Real Estate Co., Ltd., a Cayman Islands company (the “Company”), Drawbridge Global Macro Master Fund Ltd. (“Drawbridge”); and Mr. ZHANG Yong and Ms. YANG Yuyan (collectively, the “Controlling Shareholders”).

RECITALS

A. The Company proposes to issue and sell (A) (i) an aggregate of 750 units (the “Units”), with each Unit consisting of $100,000 in principal amount of the Company’s Senior Secured Floating Rate Notes due 2010 (the “Floating Rate Notes”), and a contingent warrant to purchase common shares of the Company, par value $0.0001 per share (the “Common Shares”), and (ii) an aggregate of $25,000,000 in principal amount of the Company’s 2% Convertible Subordinated Notes due 2012 (the “Convertible Notes” and together with the Floating Rate Notes, the “Notes”) or (B) an aggregate of 1,000 Units, on the terms and conditions set forth in one or more Securities Purchase Agreements dated as of April 13, 2007 (collectively, the “Purchase Agreements”);

C. The Purchase Agreements provides that the execution and delivery of this Agreement by the parties shall be a condition precedent to the consummation of the transactions contemplated under the Purchase Agreements.

D. The Company has entered into that certain Shareholders Agreement (the “Shareholders Agreement”), dated as of April 9, 2007 with Blue Ridge China Partners, L.P. (“Blue Ridge China”), the Controlling Shareholders and other parties thereto, pursuant to which Blue Ridge China is entitled, for so long as it holds its Preferred Threshold Shares (as defined therein), to designate two (2) individuals to be elected to the Company’s Board of Directors (each such individual, a “Blue Ridge Designee”).

E. The Company and Blue Ridge China have entered into that certain letter agreement dated April 9, 2007 pursuant to which Blue Ridge China has agreed to suspend its right to nominate and appoint one (1) of the two (2) Blue Ridge Designees for so long as (i) it has the right to designate two (2) Blue Ridge Designees pursuant to the terms and conditions of the Shareholders Agreement, and (ii) Drawbridge is entitled to appoint one (1) Note Holder Nominee (as defined below) pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. BOARD REPRESENTATION.

1.1 Note Holder Nominee. In the event that, at any time after the date hereof, Drawbridge holds notes in an aggregate principal amount of Notes that equals or exceeds $35,000,000 (“Minimum Drawbridge Amount”), Drawbridge shall be entitled to appoint up to one (1) individual (a “Note Holder Nominee”) to serve on the Company’s Board of Directors, and shall continue to be so entitled for so long as:

(a) Drawbridge holds Notes representing at least 50% of the Minimum Drawbridge Amount; and

(b) Blue Ridge China has the right to designate at least two (2) Blue Ridge Designees pursuant to the terms and conditions of the Shareholders Agreement.

1.2 Drawbridge Election. If Drawbridge is entitled to appoint a Note Holder Nominee pursuant to Section 1.1 hereof and Drawbridge provides written notice to the Company informing the Company of (i) its election (the “Drawbridge Election”) to be represented on the Board of Directors and (ii) the name of the Note Holder Nominee, then, as soon as practicable after its receipt of such notice from Drawbridge, but in no event later than five (5) business days after such receipt, the Company shall:

(a) provide notice of the Drawbridge Election to the Company’s Board of Directors, Blue Ridge China and the Controlling Shareholders, and

(b) take all necessary actions so as to permit the Note Holder Nominee to be duly appointed or elected as a member of the Company’s Board of Directors.

Subject to the conditions and limitations set forth herein, the Drawbridge Election may be exercised by Drawbridge at any time in its sole discretion.

1.3 Size of the Board of Directors. Subject to the provisions of Section 1.1, the Company shall take all necessary action, from time to time and at all times, so as to (i) maintain the total size of the Board of Directors (including vacancies) to permit the Note Holder Nominee to be appointed to the Board of Directors and (ii) ensure that the total size of the Board of Directors does not exceed seven (7) members at any time.

1.4 Voting Agreement. Subject to the provisions of Section 1.1, each of the Controlling Shareholders agrees to vote, or cause to be voted, any and all Common Shares owned by such Controlling Shareholder (of record or through a brokerage firm or other nominee arrangement), or over which such Controlling Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary:

(a) to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, the Note Holder Nominee is duly elected to the Board of Directors;

(b) to ensure that the size of the Board of Directors is sufficient to permit the appointment and/or election of the Note Holder Nominee to the Board of Directors; and

(c) to ensure that the total size of the Board of Directors does not exceed seven (7) members at any time.

1.5 Vacancies. Subject to the provisions of Section 1.1, any vacancies created by the resignation, removal or death of a Note Holder Nominee appointed or elected to the Board of Directors shall be filled pursuant to the provisions of this Section 1.

2. Representations and Warranties of the Controlling Shareholders. The Controlling Shareholders represent and warrant that:

2.1 The Controlling Shareholders are the beneficial owners of (i) 60,000,000 Common Shares, which constitutes at least a majority of the outstanding voting power of the Company’s capital stock.

2.2 Each of the Controlling Shareholders has full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly executed and delivered by each of the Controlling Shareholders and constitutes the legal, valid and binding obligations of each Controlling Shareholder, enforceable against such Controlling Shareholder in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.3 The execution and delivery of this Agreement by each of the Controlling Shareholders do not, and the performance of this Agreement by the Controlling Shareholders will not: (i) conflict with or violate any law, rule regulation, order, decree or judgment applicable to the Controlling Shareholders or by which the Controlling Shareholders or any of the properties of the Controlling Shareholders are or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other person (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Common Shares pursuant to any contract to which any Controlling Shareholder is a party or by which any Controlling Shareholder or any of the affiliates or properties of any Controlling Shareholder is or may be bound or affected, except for the Shareholders Agreement. The execution and delivery of this Agreement by the Controlling Shareholders do not, and the performance of this Agreement by the Controlling Shareholders will not, require any consent or approval of any person, except those parties to the Shareholders Agreement.

3. Miscellaneous.

3.1 Term. This Agreement shall be effective as of the date hereof and shall continue in full force and effect until, and shall terminate upon, the earlier of (i) the Company and the Controlling Shareholder’s receipt of Drawbridge’s written notice to terminate the Agreement, or (ii) such time as Drawbridge holds Notes representing less than 50% of the Minimum Drawbridge Amount; whereupon the Company shall promptly exercise its contractual rights and take all other actions necessary to forthwith cause the removal of the Note Holder Nominee if such nominee does not immediately resign at such time.

3.2 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit A hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit A; or (d) three (3) business days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit A with next business day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider.

A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 3.2 by giving the other party written notice of the new address in the manner set forth above.

3.3 Entire Agreement. This Agreement and the Purchase Agreement, together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

3.4 Governing Law. This Agreement shall be governed by and construed exclusively in accordance the internal laws of the Cayman Islands without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the Cayman Islands to the rights and duties of the parties hereunder.

3.5 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

3.6 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties hereto; it being understood that Drawbridge shall be permitted to assign its rights under this Agreement to any third party purchaser of the Notes.

3.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts transmitted by facsimile shall be deemed to be originals.

3.8 Specific Performance. The parties hereto acknowledge that, in view of the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the non-breaching parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which such non-breaching parties may be entitled at law or in equity.

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE COMPANY:

XINYUAN REAL ESTATE CO., LTD

By:
Name:
Title:

THE CONTROLLING SHAREHOLDERS:

ZHANG Yong

YANG Yuyan

DRAWBRIDGE:

DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD

By:

By:
Name:
Title:

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